INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of fonix(TM) corporation on Form S-8 of our report dated March 28, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of fonix(TM) corporation for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Salt Lake City, Utah
September 25, 1997